Exhibit 99.1

Longs Reports Preliminary February Revenues

WALNUT CREEK, CA (March 2, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $387.7 million for the four-week period ended February 23, 2006, a 9.4% increase from total revenues of $354.3 million in the comparable period a year ago.

Preliminary February retail drug store sales were $360.8 million, an increase of 2.7% from the $351.5 million reported last year. Retail drug store same-store sales increased 1.9% compared with last year. Pharmacy same-store sales increased 4.6% and front-end same-store sales decreased 0.6%. Pharmacy sales were 50.3% of total drug store sales compared with 48.9% a year ago.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.